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                                                                   EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made as of the __ day of March, 2003 (the "Effective Date"), by and between AVATECH SOLUTIONS SUBSIDIARY, INC., a Delaware corporation (the "Company") and DEBRA KEITH ("Executive").

Whereas, the Company desires to employ Executive as a Senior Vice President for Sales and Marketing, and Executive desires to be so employed.

Now, Therefore, in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

Section 1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed, as Senior Vice President for Sales and Marketing of the Company on the terms and subject to the conditions of this Agreement.

Section 2. Term. The term of Executive's employment under this Agreement (the "Term") will commence on the Effective Date and will continue for one (1) year (the "Initial Term"). The Term will be extended automatically in successive one-year periods unless either party gives notice of nonextension to the other not less than thirty (30) days before the end of the then-current Term. Notwithstanding the foregoing, Executive's employment is subject to termination during the Term as provided in Section 5 of this Agreement.

Section 3. Duties. Executive will report to, and Executive's specific responsibilities and authority will be established by, the Chief Executive Officer of the Company. Executive will diligently and conscientiously devote her full and exclusive business time and attention and best efforts in discharging her duties to the Company.

Section 4. Compensation and Benefits.

           4.1 Base Compensation. During the Initial Term, the Company will pay Executive a base salary (the "Base Salary") at an annual rate of $125,000. During each succeeding year during the Term, Executive's Base Salary may be increased (but may not be decreased) by an amount determined by the Company's Chief Executive Officer and its Board of Directors based upon the Executive's performance during the prior year.

           4.2 Incentive Compensation.

               4.2.1 The Company will pay Executive an incentive bonus (the "Incentive Compensation") in an amount determined by the Company in its sole discretion and based on Executive's achievement of specific performance measures during the company's fiscal year, ending June 30. The Company and the Executive will agree on each fiscal year's performance measures on or before July 1 of each year, except that the Company and Executive have agreed to the performance measures set forth as Exhibit A for the period of time between the Effective Date and June 30, 2003.

               4.2.2 The Company will pay Incentive Compensation, if any, to the Executive in quarterly installments, as soon as administratively feasible after the end of each of the Company's fiscal quarters, in an amount equal to one-quarter of the incentive compensation that Executive would earn if Executive's performance in all four quarters of the fiscal year were identical to Executive's performance in the most-recently completed fiscal quarter.

           4.3 Benefit Plans and Fringe Benefits.

               4.3.1 During the Term, Executive will be entitled to participate in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability,

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employee and group life, accidental death and travel accident, and section
401(k) plans and programs) offered by the Company to its executives or to its employees generally, and Executive may receive such other benefits as the Company may determine from time to time.

               4.3.2 Executive will accrue _____ weeks of paid time off annually to be taken at times reasonably agreed upon between Executive and the Company's Chief Executive Officer. Executive will be paid a pro rata portion of her salary for each week of accrued and unused paid time off, in accordance first with the provisions of Section 5 and otherwise with Company policies of general application in effect at the time of the termination of her employment.

               4.3.3 Executive will be entitled to perquisites comparable to those that the Company from time to time extends to its senior executive staff.

               4.3.4 The Company will reimburse Executive for business, travel, lodging, meals, and other reasonable business expenses incurred by her in the performance of services hereunder subject to submission of documentation in accordance with the Company's business expense reimbursement policies from time to time applicable to its senior executives.

           4.4 Payments; Withholding of Taxes, etc. The Company will make payments of Base Salary in accordance with the Company's general payroll practices from time to time in effect. All payments to Executive pursuant to this Agreement will be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

Section 5. Termination. The Company may, at its election and upon written notice to the Executive, terminate the Executive's employment for any reason or no reason, with or without cause. Where this Agreement or plan provides for payment other than by cash lump sum, the Company may, in its sole discretion, choose to make payment in whole or in part by cash lump sum, including converting any benefits due to be provided over a period of time into a cash lump sum equal to the present value, computed at the short-term applicable federal rate under ss. 1274 of the Internal Revenue Code, of the cost of the cost of providing such benefit(s) to the Executive over a period of time.

           5.1 Change in Control. For purposes of this Agreement, "Change of Control" means:

               (a) a merger, acquisition, consolidation or other transaction involving the Company after which the individuals who constituted members of the Board of Directors of the Company or Avatech twelve (12) months before the consummation of such transaction do not constitute a majority of the Board of Directors or other similar governing body of the most senior resulting business entity after such transaction;

               (b) a sale, lease or exchange of more than 50% of the assets of Avatech, the Company, or any subsidiaries of either, or more than 50% of the stock or other equity interests in Avatech, the Company, or any subsidiaries of either, to one or more organizations or entities not more than 50% owned by the Avatech, the Company, or any subsidiaries of either after the consummation of such transaction; or

               (c) during any period of twenty four (24) consecutive months, individuals who at the beginning of such period constituted the Board of the Company or Avatech cease for any reason to constitute at least a majority thereof unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the twenty-four-month period.

Notwithstanding the foregoing, a Change Of Control will in no event be deemed to have occurred if the Company is placed in receivership or files for protection under title 11 of the United States Code, and Executive will not receive any severance pay under Section 5 of this Employment Agreement if any local, state, or federal regulator assumes control of the Company.

          5.2 Without a Change in Control (including Nonextension). Except as provided in Section 5.3, the Company may elect not to extend the Term as provided in Section 2 or may elect, at any time, to terminate

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Executive's employment under this Agreement upon written notice of such termination to Executive for any reason or no reason, with or without cause. The Executive may terminate her employment at any time and for any reason upon thirty (30) days' written notice to the Company.

               5.2.1 If the Executive's employment terminates under this Section 5.2, then the Company will pay Executive her Base Salary through the effective date of termination and any other compensation and benefits that may be accrued, due, or provided to the Executive upon termination of employment under such circumstances in accordance with the terms and conditions of any applicable employee benefit plans of the Company.

               5.2.2 Notwithstanding any provisions of this Agreement to the contrary, if Executive's employment is terminated by reason of her death, then the Company will make any payments due under this Agreement to the Executive's estate or other successor in interest, and will continue any benefits to her surviving spouse or other successor in interest in accordance with the terms of the Company's benefit plans and programs then in effect.

           5.3 Change in Control. If the Executive's employment is terminated during the term this Agreement and within twelve (12) months before or twelve
(12) months following a Change of Control, the Company will pay Executive through six (6) months after the effective date of such termination. Such severance pay will be at a rate equal to Executive's Base Salary in effect on the effective date of termination and will be paid in accordance with the Company's general payroll practices.

           5.4 Release. As a condition to receiving payment of amounts payable under this Section 5, Executive will execute a release of all claims against the Company in form reasonably satisfactory to the Company.

Section 6. Certain Restrictions.

           6.1 Confidentiality. Executive acknowledges that she will acquire confidential information relating to the business of Avatech, the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and "customer" and "supplier" lists (as such terms may relate to the business or the systems and other trade secrets or know-how of Avatech, the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, "Confidential Information"), which are valuable, special, and unique assets of the Company's business, access to or knowledge of which is essential to the performance of Executive's duties hereunder. Accordingly, Executive will not disclose at any time (during her employment under this Agreement or thereafter) any such Confidential Information other than in connection with and reasonably required for the performance of her duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by the Executive).

           6.2 Competitive Activity. Due to the unique position of Executive in her role of Senior Vice President of the Company, Executive agrees that if she voluntarily resigns from her employment, Executive will not, for a period of six
(6) months after the effective date of her termination of employment, without prior written consent of the Company:

               6.2.1 Directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company, its affiliates or subsidiaries, maintains a place of business, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation;

               6.2.2 Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company's business, or any of their affiliates or subsidiaries during the period of Executive's employment; or

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               6.2.3 Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

           6.3 Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys' fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 6 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

Section 7. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, other than with respect to an alleged breach of any of any of the provisions of Section 6, shall be resolved by binding arbitration held in Baltimore, Maryland. before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity. Judgment on any award may be entered and enforced in any court having jurisdiction.

Section 8. Miscellaneous.

           8.1 Certain Permitted Changes in Executive's Position. Anything in this Agreement to the contrary notwithstanding, in the event of a merger, consolidation, reorganization, sale of substantially all of the Company's assets, or similar transaction (a "Transaction") (whether or not such Transaction constitutes a Change of Control as defined in Section 5.1) a change only in Executive's title (but not a material reduction in the actual scope of Executive's responsibilities, authority, or duties) does not constitute a failure by the Company to perform any term or provision of this Agreement. In the event of such a change in the Executive's title, any reference, whether express or implied, in this Agreement to Executive's title will be deemed to refer to Executive's title as so changed.

           8.2 Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.

           8.3 Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

           8.4 Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by either party without the consent of the other, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Transaction.

           8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

           8.6 Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

           8.7 Governing Law. This Agreement is governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

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          8.8  Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

          8.9 Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of these rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company precludes the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

          8.10 Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

Witness/Attest:                   AVATECH SOLUTIONS SUBSIDIARY, INC.


____________________________      By: ________________________________(SEAL)
                                      Donald "Scotty Walsh,
                                      Chief Executive Officer


                                  AVATECH SOLUTIONS, INC.

____________________________      By: ________________________________(SEAL)
                                      Donald "Scotty Walsh,
                                      Chief Executive Officer


____________________________      ____________________________________(SEAL)
                                  Debra Keith

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